Exhibit (a)(1)(D)

Election Confirmation Statement

as amended and restated

October 24, 2007

Date:

Dear                         ,

Pursuant to the terms of the Rambus Inc. offer to amend certain options (the “offer”), you have elected the following:

[Example of table for mispriced options other than August 23, 2001 or October 12, 2004 mispriced options]

Grant Number	Grant Date	Number of Shares of Rambus Common Stock Purchasable Under the Mispriced Option as of October 18, 2007	Vesting Dates of Mispriced Option	Exercise Price per Share on Date of Grant	New Exercise Price per Share (Fair Market Value on Date of Grant)	Action:		Selected Calendar Year for Fixed Date Election
	Jan. 1, 2001					☐ ☐	Elect to amend exercise price Take no action, retain original grant

[Example of table for August 23, 2001 mispriced options]

Grant Number	Grant Date	Number of Shares of Rambus Common Stock Purchasable Under the Mispriced Option as of October 18, 2007	Vesting Dates of Mispriced Option	Exercise Price per Share on Date of Grant	New Exercise Price per Share (Fair Market Value on Date of Grant)	Action:		Selected Calendar Year for Fixed Date Election
	Aug. 23, 2001					☐ ☐ ☐	Elect to amend exercise price Select a fixed date election Take no action, retain original grant	☐ 2008 ☐ 2009 ☐ 2010 ☐ 2011

[Example of table for October 12, 2004 mispriced options]

Grant Number	Grant Date	Number of Shares of Rambus Common Stock Purchasable Under the Mispriced Option as of October 18, 2007	Vesting Dates of Mispriced Option	Exercise Price per Share on Date of Grant	New Exercise Price per Share (Fair Market Value on Date of Grant)	Action:		Selected Calendar Year for Fixed Date Election
	Oct. 12, 2004		Jan. 31 – Dec. 31, 2007			☐ ☐ ☐	Elect to amend exercise price Select a fixed date election Take no action, retain original grant	☐ 2010 ☐ 2011 ☐ 2012 ☐ 2013 ☐ 2014

We strongly encourage you to print a copy of this page and keep it for your records.

Please note that if the “Take no action, retain original grant” box is checked in the “Action” column, your mispriced option will not be amended and you may be subject to adverse tax consequences. See Section 14 of the Offer to Amend Certain Options for further details of the negative tax consequences you will face if you do not participate in the offer.

You may change your election at any time prior to 9:00 p.m. Pacific Time on November 15, 2007, unless we extend the offer (the “expiration date”) by visiting the offer website at https:///rmbs.equitybenefits.com and completing a new election form. You may submit as many election forms as you wish, but please note that you will be bound by the last properly submitted election form that you submit prior to the expiration date. If you are not able to submit your election electronically via the offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it via facsimile to Caroline Ling at (650) 947-5001 before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). To obtain a paper election form, please contact Caroline Ling at (650) 947-5799 or by e-mail at options@rambus.com.

Please note that our receipt of your election form is not by itself an acceptance of the options for amendment. For purposes of the offer, Rambus will be deemed to have accepted options for amendment that are validly tendered as of when Rambus gives notice to the option holders generally of its acceptance for the amendment of such options. Following the expiration of the offer, Rambus will send you a final Election Confirmation Statement which should contain the same information as the most recent Election Confirmation Statement that you previously received.

All capitalized terms not otherwise defined in this e-mail shall be as set forth in that certain Offer to Amend Certain Options dated October 18, 2007, previously made available to you at https://rmbs.equitybenefits.com.

Please contact Caroline Ling at (650) 947-5799 or options@rambus.com if you do not receive a final Election Confirmation Statement.